As filed with the Securities and Exchange Commission on June 3, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATUS MEDICAL INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	77-154833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1501 Industrial Road

San Carlos, CA 94070-4111

(Address of Principal Executive Offices) (Zip Code)

2011 Stock Awards Plan

2011 Employee Stock Purchase Plan

(Full title of the plans)

Steven J. Murphy

Vice President Finance and Chief Financial Officer

1501 Industrial Road

San Carlos, CA 94070-4111

(Name and address of agent for service)

(650) 802-0400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share(2)
— To be issued under the 2011 Stock Awards Plan	4,000,000(3)	$16.25(4)	$65,000,000.00	$7,546.50
— To be issued under the 2011 Employee Stock Purchase Plan	500,000	$13.82(5)	$6,910,000.00	$802.26
— To be issued under the Amended and Restated 2000 Stock Awards Plan.	1,900,000(6)	$16.25(4)	$30,875,000.00	$3,584.59
Total	6,400,000	N/A	$102,785,000.00	$11,933.35

(1)	Pursuant to Rule 416(a), under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated 2000 Stock Awards Plan (the “2000 Plan”), 2011 Stock Awards Plan (the “2011 Plan”) or 2011 Employee Stock Purchase Plan (the “2011 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Each share of Registrant’s common stock registered in this Registration Statement also includes one preferred stock purchase right pursuant to Registrant’s Amended and Restated Preferred Stock Rights Agreement.
(3)	Shares of common stock reserved for issuance under the 2011 Plan consist of 4,000,000 shares of common stock initially available for future grants under the 2011 Plan plus shares of common stock underlying outstanding awards under the 2000 Plan on July 1, 2011 that are forfeited due to expiration of the award or termination of employment of the award recipient. Full value awards under the 2011 Plan reduce the reserved share balance by 2.5 shares per share awarded.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on June 2, 2011.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on June 2, 2011, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the Registrant’s 2011 ESPP.
(6)	An aggregate of 5,500,000 shares has previously been registered for offer and sale under the 2000 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the equity benefit plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 14, 2011 (File Number 000-33001).

(b)	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)	The description of Registrant’s common stock contained in Registrant’s Registration Statement on Form 8-A filed with the Commission on July 17, 2001, as amended, including any amendment or report filed for the purpose of updating such description.

(d)	The description of Registrant’s Preferred Stock Purchase Rights contained in Registrant’s Registration Statement on Form 8-A filed on September 6, 2002 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A/A filed on October 8, 2002 and Amendment No. 2 on Form 8-A/A filed on February 25, 2003, and as described in Registrant’s Current Report on Form 8-K filed on August 17, 2006.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our restated certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for improper payment of dividends or redemptions of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Natus Medical Incorporated or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registration pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

See also the undertakings set out in response to Item 9 hereof.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1.1	Natus Medical Incorporated Amended and Restated Certificate of Incorporation	S-1	333-44138	3.1.1	08/18/2000

3.1.2	Natus Medical Incorporated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock	8-A	000-33001	3.1.2	09/06/2002

3.1	Bylaws of Natus Medical Incorporated	8-K	000-33001	3.1	06/18/2008

4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of October 8, 2002, between Natus Medical Incorporated and Equiserve Trust Company, N.A., including the form of Rights Certificate and Summary of Rights attached thereto as Exhibits B and C, respectively	8-A	000-33001	4.1	10/08/2002

4.2	Amendment No. 1 to the Amended and Restated Preferred Stock Rights Agreement dated as of February 14, 2003 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-A	000-33001	4.2	02/25/2003

4.3	Amendment No. 2 to the Amended and Restated Preferred Stock Rights Agreement dated as of March 15, 2005 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-K	000-33001	99.1	03/15/2005

4.4	Amendment No. 3 to the Amended and Restated Preferred Stock Rights Agreement dated as of August 17, 2006 between Natus Medical Incorporated and Wells Fargo Bank, National Association	8-K	000-33001	99.01	18/17/2006

4.5	Voting Agreement dated February 14, 2003 between Natus Medical Incorporated and Parry Corp.	8-K	000-33001	4.3	02/25/2003

4.6	Registration Rights Agreement dated as of April 9, 2008 by and among Natus Medical Incorporated and D3 Family Funds	8-K	000-33001	4.01	04/09/2008

4.7	Natus Medical Incorporated 2011 Stock Awards Plan	DEF14-A	000-33001	Appendix A	04/20/2011

4.8	Natus Medical Incorporated 2011 Employee Stock Purchase Plan and form of Subscription Agreement and Notice of Withdrawal thereunder	DEF14-A	000-33001	Appendix B	04/20/2011

5.1	Opinion of Fenwick & West LLP					X

16.1	Letter regarding change in certifying accountants	10-Q	000-33001	16.01	04/08/2004

16.2	Letter regarding change in certifying accountants	8-K	000-33001	16.01	08/19/2005

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page to this Registration Statement)					X

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 3rd day of June, 2011.

NATUS MEDICAL INCORPORATED

By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Hawkins and Steven J. Murphy, and each of them, as his and lawful attorneys-in-fact and agents, with the power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James B. Hawkins James B. Hawkins	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2011

/s/ Steven J. Murphy Steven J. Murphy	Vice President Finance and Chief Financial Officer (Principal Financial Officer)	June 3, 2011

/s/ Robert A. Gunst Robert A. Gunst	Chairman of the Board of Directors	June 3, 2011

/s/ Doris Engibous Doris Engibous	Director	June 3, 2011

/s/ Ken Ludlum Ken Ludlum	Director	June 3, 2011

/s/ Mark Michael Mark D. Michael	Director	June 3, 2011

/s/ William M. Moore William M. Moore	Director	June 3, 2011

NATUS MEDICAL INCORPORATED

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1.1	Natus Medical Incorporated Amended and Restated Certificate of Incorporation	S-1	333-44138	3.1.1	08/18/2000

3.1.2	Natus Medical Incorporated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock	8-A	000-33001	3.1.2	09/06/2002

3.1	Bylaws of Natus Medical Incorporated	8-K	000-33001	3.1	06/18/2008

4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of October 8, 2002, between Natus Medical Incorporated and Equiserve Trust Company, N.A., including the form of Rights Certificate and Summary of Rights attached thereto as Exhibits B and C, respectively	8-A	000-33001	4.1	10/08/2002

4.2	Amendment No. 1 to the Amended and Restated Preferred Stock Rights Agreement dated as of February 14, 2003 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-A	000-33001	4.2	02/25/2003

4.3	Amendment No. 2 to the Amended and Restated Preferred Stock Rights Agreement dated as of March 15, 2005 between Natus Medical Incorporated and Equiserve Trust Company, N.A.	8-K	000-33001	99.1	03/15/2005

4.4	Amendment No. 3 to the Amended and Restated Preferred Stock Rights Agreement dated as of August 17, 2006 between Natus Medical Incorporated and Wells Fargo Bank, National Association	8-K	000-33001	99.01	18/17/2006

4.5	Voting Agreement dated February 14, 2003 between Natus Medical Incorporated and Parry Corp.	8-K	000-33001	4.3	02/25/2003

4.6	Registration Rights Agreement dated as of April 9, 2008 by and among Natus Medical Incorporated and D3 Family Funds	8-K	000-33001	4.01	04/09/2008

4.7	Natus Medical Incorporated 2011 Stock Awards Plan	DEF14-A	000-33001	Appendix A	04/20/2011

4.8	Natus Medical Incorporated 2011 Employee Stock Purchase Plan and form of Subscription Agreement and Notice of Withdrawal thereunder	DEF14-A	000-33001	Appendix B	04/20/2011

5.1	Opinion of Fenwick & West LLP					X

16.1	Letter regarding change in certifying accountants	10-Q	000-33001	16.01	04/08/2004

16.2	Letter regarding change in certifying accountants	8-K	000-33001	16.01	08/19/2005

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page to this Registration Statement)					X